UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2010

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-52209	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7115, 16th Street East, Unit 105
Sarasota, Florida 34243
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (941) 952-9255

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act.

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement.

Default and Acceleration of DSC Indebtedness

On January 18, 2010, Carbiz Inc. (the “Company”) received a letter from Dealer Services Corporation (“DSC”), one of its two senior lenders, informing it that DSC was declaring a default under the Fourth Amended and Restated Loan and Security Agreement, dated February 25, 2009, among DSC, the Company and its operating subsidiaries, and accelerating the indebtedness due thereunder, which amount, according to the letter, is a sum not less than $16,426,810 as of such date.

As previously reported, in August 2009, the Company was unable to make its monthly curtailment payment due under the DSC loan agreement. The Company negotiated a deferral of that payment to DSC by agreement to a deferral fee of approximately $350,000, or about $100 per car securitizing the term loan. Subsequent to that agreement, DSC ceased funding new inventory under the agreement. This cessation prevented the Company from replacing sold vehicles and has had a severe adverse effect on the Company’s sales, portfolio growth and cash flow. As a further result of the reduction of the Company’s sales and cash flow, the Company was forced to negotiate a deferral of two additional monthly curtailment payments to DSC in September and October 2009. The cost of each monthly deferral was approximately $350,000. These additional charges caused the effective interest rate of the DSC debt to be approximately 40% at October 31, 2009.

Default and Acceleration of Wells Fargo Indebtedness

On January 21, 2010, the Company received a letter from Wells Fargo Preferred Capital, Inc. (“Wells Fargo”), its other senior lender, informing it that Wells Fargo was also declaring a default under the Loan and Security Agreement, dated June 15, 2009, among Wells Fargo and the Company’s operating subsidiaries, and accelerating the indebtedness due thereunder, which amount, according to the letter, was $12,198,848 as of January 21, 2010.

While the Company is currently negotiating with both lenders, there can be no assurance that it can reach any agreement with either of them with respect to additional funding or the use of cash collateral. Without further funding from DSC and/or Wells Fargo, and without the ability to use the payments on the leases and loans that secure the indebtedness to DSC and Wells which are pledged as collateral to DSC and Wells Fargo, along with all of the Company’s other assets, the Company will have no ability to make payroll or pay its other debts, and will likely be forced to file for bankruptcy in the very near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBIZ INC.

Date: January 22, 2010	By:	/s/ Stanton Heintz
Stanton Heintz
Chief Financial Officer